UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

IMMUNOVANT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

IMMUNOVANT, INC.

320 West 37th Street

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 19, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Immunovant, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/IMVT2020 originating from New York, New York, on Wednesday, August 19, 2020 at 1:00 p.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Further, we believe the virtual meeting format is even more critical in light of the COVID-19 pandemic, as the safety of our employees, communities and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time, on August 19, 2020 to ensure you are logged in when the Annual Meeting starts.

The Annual Meeting will be held for the following purposes:

1.	To elect the Board of Directors’ three nominees for director to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

3.	To conduct any other business properly brought before the meeting

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is June 22, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on August 19, 2020, at 1:00 p.m., Eastern Time.

The proxy statement and our annual report are available at

www.proxyvote.com.

By Order of the Board of Directors

W. Bradford Middlekauff General Counsel and Secretary

New York, New York

July 9, 2020

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the meeting online, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

IMMUNOVANT, INC.

320 West 37th Street

New York, New York 10018

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

AUGUST 19, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is Immunovant?

On December 19, 2019, Immunovant Sciences Ltd., or ISL, and Health Sciences Acquisitions Corporation, or HSAC, announced the closing of the transactions contemplated by the Share Exchange Agreement, dated September 29, 2019, between HSAC, ISL, the stockholders of ISL, and Roivant Sciences Ltd., or RSL, as representative of such sellers. Upon the closing of the transactions, or the Business Combination, HSAC acquired 100% of the issued and outstanding common shares of ISL in exchange for shares of common stock of HSAC, and ISL became a wholly owned subsidiary of HSAC.

Upon the closing of the Business Combination, we changed our name from Health Sciences Acquisitions Corporation to Immunovant, Inc. The fiscal year end of HSAC was December 31 and the fiscal year end of Immunovant, Inc. was changed to March 31 to align with ISL’s fiscal year end. Therefore, this proxy statement presents certain information regarding HSAC, its former executive officers and members of its board of directors during our fiscal year ended March 31, 2020. Upon the closing of the Business Combination, the executive officers of HSAC resigned, and the executive officers of ISL were appointed to be the executive officers of Immunovant, Inc. In addition, certain members of the HSAC board of directors resigned, and all the members of the ISL board of directors were appointed to the Board of Directors of Immunovant, Inc., or the Board. In connection with the closing of the Business Combination, HSAC’s name was changed to Immunovant, Inc., sometimes referred herein to as the Company or Immunovant.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because our Board is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about July 9, 2020 to all stockholders of record as of June 22, 2020, or the Record Date, who are entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend, participate in, and ask questions during the Annual Meeting?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IMVT2020. The meeting will start at 1:00 p.m., Eastern Time, on Wednesday, August 19, 2020. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/IMVT2020. We recommend that you log in a few minutes before 1:00 p.m., Eastern Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.

If you would like to submit a question during the Annual Meeting, you may log in to www.virtualshareholdermeeting.com/IMVT2020 using your control number, type your question into the “Ask a Question” field, and click “Submit.”

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•	Please direct all questions to Peter Salzmann, M.D., M.B.A., our Chief Executive Officer.

•	Please include your name and affiliation, if any, when submitting a question or comment.

•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

•	Questions may be grouped by topic by our management.

•

Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.

•	No audio or video recordings of the Annual Meeting are permitted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/IMVT2020 or at www.proxyvote.com. Technical support will be available starting at 1:00 p.m., Eastern Time on August 19, 2020.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 22, 2020 will be entitled to vote online at the Annual Meeting. On the Record Date, there were 81,811,727 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on June 22, 2020, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on June 22, 2020, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1 – To elect three directors to hold office until the 2021 Annual Meeting of Stockholders and until their successors have been duly elected and qualified; and

•	Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with his or her best judgment.

How do I vote?

You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

•

To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/IMVT2020, starting at 1:00 p.m., Eastern Time on Wednesday, August 19, 2020. The webcast will open 15 minutes before the start of the Annual Meeting.

•

To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Tuesday, August 18, 2020 to be counted.

•

To vote in advance of the Annual Meeting by telephone, dial 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Tuesday, August 18, 2020 to be counted.

•

To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Immunovant. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 22, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Immunovant, Inc. 320 West 37th Street, New York, New York 10018.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” as well as abstentions.

Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Since Proposal No. 1 is considered to be “non-routine,” we expect broker non-votes to exist in connection with Proposal No. 1. Proposal No. 2 is considered to be “routine,” and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

•

Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

•

Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021, the proposal must receive “For” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 81,811,727 shares outstanding and entitled to vote. Thus, the holders of 40,905,864 shares must be present at the Annual Meeting by virtual attendance or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by virtual attendance or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Immunovant, Inc., 320 West 37th Street, New York, New York 10018. To be timely for the 2021 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between April 20, 2021 and May 20, 2021; provided that if the date of that annual meeting of stockholders is earlier than July 19, 2021, or later than September 19, 2021 you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2021 Annual Meeting of Stockholders must be received by us not later than March 11, 2021 in order to be considered for inclusion in our proxy materials for that meeting.

PROPOSAL NO. 1

Our business and affairs are managed under the direction of the Board. Pursuant to our amended and restated charter, the authorized number of directors will be no less than seven directors, and may be changed only by resolution approved by a majority of the Board, including the directors appointed by the holder(s) of our Series A Preferred Stock.

The Board presently has seven members. Pursuant to our amended and restated charter, the holder(s) of our Series A Preferred Stock are entitled to elect four directors, which individuals are currently Mr. Hughes and Drs. Pande, Torti and Venker. Each director elected by the holder(s) of our Series A Preferred Stock shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The holders of common stock are entitled to elect the remaining three directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.

There are three directors whose term expires in 2020. They are Dr. Salzmann, Mr. Fromkin and Mr. Migausky. Dr. Salzmann and Mr. Fromkin served as members of the board of directors of ISL from October 2019 until the closing of the Business Combination in December 2019, and have served as members of the Board since the closing of the Business Combination in December 2019. Mr. Migausky previously served on the board of directors of HSAC since March 2019, and has continued to serve as a member of the Board after the closing of the Business Combination. If elected at the Annual Meeting, these nominees would serve until the 2021 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares of common stock present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Immunovant. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve. The following is a brief biography of (i) the nominees for election at the Annual Meeting and (ii) the directors elected by the holder of Series A Preferred Stock whose term will continue after the Annual Meeting, including their respective ages, as of June 30, 2020. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee or other current director should serve as a member of the Board.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2021 ANNUAL MEETING

Peter Salzmann, M.D., M.B.A., age 53, has served as a member of ISL’s board of directors since October 2019 and is currently the Chief Executive Officer of IMVT Corporation. Since the closing of the Business Combination in December 2019, Dr. Salzmann has served as Immunovant’s Chief Executive Officer and also as a member of the Board. From November 2018 to June 2019, he served as Global Brand Development Leader in Immunology at Eli Lilly and Company, where he designed and executed a comprehensive indication development strategy and oversaw Phase 2 and 3 clinical trial execution. From March 2013 to October 2018, Dr. Salzmann was Head of U.S. Immunology at Eli Lilly, and Managing Director of Lilly Alps from January 2011 to April 2013. From 2008 to 2010, Dr. Salzmann was the Head of Marketing for Eli Lilly China. Dr. Salzmann currently serves as a member of the board of directors of Corbus Pharmaceuticals Holdings, Inc., a publicly traded biotechnology company. Dr. Salzmann earned a B.A. in Chemistry from Northwestern University, an M.D. from University of Chicago’s Pritzker School of Medicine, and an M.B.A. from Stanford

University’s Graduate School of Business. The Board believes that Dr. Salzmann’s position as our Chief Executive Officer and his extensive prior experience in the biopharmaceutical industry qualify him to serve as a member of the Board.

Andrew Fromkin, age 54, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Mr. Fromkin has served as a member of the Board. Since March 2015, Mr. Fromkin has served as Chief Executive Officer of Tarveda Therapeutics, Inc. (formerly Blend Therapeutics, Inc.). From 2005 until 2011, Mr. Fromkin served in various roles for Clinical Data, Inc., including Executive Vice President (October 2005 until May 2006), President, Chief Executive Officer and Director (May 2006 until May 2011). Prior to Clinical Data, Mr. Fromkin served as President and Chief Executive Officer of DoctorQuality, Inc., President, Chief Executive Officer and Director of Endo Surgical Devices, Inc. and Corporate Vice President, Business Development, for Merck-Medco, a wholly-owned subsidiary of Merck & Co. Mr. Fromkin began his career at Health Information Technologies, Inc. as General Manager of its subsidiary, MCA, and Director of Marketing and Payer Alliances for the parent company. From 2014 until 2016, Mr. Fromkin served on the board of Regado Biosciences, Inc. which became Tobira Therapeutics, Inc. in 2015. Mr. Fromkin received a B.A. from Brandeis University. The Board believes that Mr. Fromkin’s significant experience in the biopharmaceutical industry and his knowledge of healthcare ventures qualifies him to serve as a member of the Board.

George Migausky, age 65, has served as a member of the Board since the closing of the Business Combination in December 2019 and as a member of ISL’s board of directors since March 2020. From March 2019 until the closing of the Business Combination he served as a member of HSAC’s board of directors. Mr. Migausky has more than 30 years of experience in the life sciences industry, having served as Chief Financial Officer for several public biopharmaceutical and clinical diagnostic companies. In 2017, Mr. Migausky served as interim Chief Financial Officer for Ocular Therapeutix, Inc. Prior to that, he served as Executive Vice President and Chief Financial Officer of Dyax Corp. a position he held from 2008 through the company’s acquisition by Shire for $6.4 billion in 2016. Before joining Dyax, Mr. Migausky served as Chief Financial Officer of Wellstat Management Company from 2007 to 2008; and Chief Financial Officer of IGEN International and BioVeris Corporation from 1986 through their acquisitions by F. Hoffman LaRoche in 2004 and 2007, respectively. Current directorships include Abeona Therapeutics Inc., a position he has held since 2020, Hyperion Catalysis International, a position he has held since 2008, and the Massachusetts Eye and Ear Institute, where he has served as a trustee since 2015. Mr. Migausky has previously served on the board of directors as Chair of the Audit Committee at Dimension Therapeutics, a position he held from 2015 until the company was acquired in 2017. Mr. Migausky received his BS from Boston College and his MBA from Babson College. The Board believes that Mr. Migausky’s qualifications to sit on our Board include his experience both in the capacity of an executive as well as a director, along with his expertise in strategic planning, corporate financing and financial reporting, business development and human resources.

THE BOARD RECOMMENDS

A VOTE “FOR” EACH OF THE NAMED NOMINEES ABOVE.

SERIES A PREFERRED STOCK DIRECTORS

Pursuant to our amended and restated charter, the holder(s) of our Series A Preferred Stock are entitled to elect four directors, which individuals are currently Mr. Hughes and Drs. Pande, Torti and Venker.

Douglas Hughes, age 58, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Mr. Hughes has served as a member of the Board. Since 2018, Mr. Hughes has served as Chief Financial Officer of Kalera Medical, an early stage medical device company. From 2011 until 2018, Mr. Hughes was Chief Financial Officer for NeoTract, Inc., a Urology company. Prior to that time, he served as Chief Financial Officer and Chief Operating Officer for Nellix, Inc., an endovascular graft biotechnology company. Before joining Nellix, Inc., Mr. Hughes served as Chief Financial

Officer for Evalve Inc., a medical device company, from 2009 until 2010. Prior to 2009, Mr. Hughes held a variety of senior finance management positions at Boston Scientific, Guidant Corporation and The Clorox Company. Mr. Hughes is currently a director at Kalera Medical, Inc., a position held since 2018. Mr. Hughes received a B.S. in Finance from San Francisco State University and an M.B.A. from University of Chicago. The Board believes that Mr. Hughes’ expertise in successfully leading high-growth companies, his experience in strategic planning and his knowledge of mergers and acquisitions qualifies him to serve as a member of the Board.

Atul Pande, M.D., age 65, has served as a member of ISL’s board of directors since October 2019. Since the closing of the Business Combination in December 2019, Dr. Pande has served as a member of the Board. Dr. Pande has extensive experience in treatment development across multiple disease areas. He is currently an independent board member of Axovant Gene Therapies, Karuna Therapeutics, Autifony Therapeutics, and Perception Neurosciences. He previously served as the Chief Medical Officer of PureTech Health, Chief Medical Officer of Tal Medical, and medical advisor to PureTech Health. Since April 2014, he has also served as President of Verity BioConsulting, a drug development consulting firm that provides services to clients in the biopharmaceutical business. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline. He has also held senior roles at Pfizer R&D, Parke-Davis/ Warner-Lambert and Lilly Research Laboratories. He has been on the Scientific Advisory Boards of Cennerv Pharma and Centrexion Corporation. Dr. Pande is a physician who completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University. The Board believes that Dr. Pande’s medical background and his significant knowledge of the biopharmaceutical industry qualifies him to serve as a member of the Board.

Frank M. Torti, M.D., age 41, has served as Chairperson of ISL’s board of directors since June 2019. Since the closing of the Business Combination in December 2019, Dr. Torti has served as Chairperson of the Board. Dr. Torti has served as the Vant Chair of Roivant Sciences, Inc., or RSI, since January 2020. In this capacity he serves as Chairperson of the boards of directors of the biopharmaceutical companies in the Roivant family and is responsible for the operations and management of those companies. He previously served as Vant Investment Chair of RSI, from August 2018 to December 2019. Prior to joining RSI, from August 2007 to August 2018, Dr. Torti served as a Partner of New Enterprise Associates, or NEA, specializing in investments in healthcare. Prior to joining NEA, Dr. Torti worked for the Duke University Center for Clinical & Genetic Economics from 2002 to 2005 in various capacities, where he was involved in clinical trials research and economic evaluations of multinational clinical trials. Dr. Torti presently serves as Chairperson of the boards of directors of Arbutus Biopharma Corp., Axovant Gene Therapies Ltd. and several private biopharmaceutical companies. He has previously served on the boards of directors of numerous development and commercial stage public and private healthcare companies, including Annexon Biosciences, Inc., Eargo Inc., Galera Therapeutics, Inc., Myovant Sciences Ltd., NeoTract, Inc., Novast Pharmaceuticals Ltd., Urovant Sciences Ltd., and others. Dr. Torti earned an M.D. from the University of North Carolina School of Medicine, an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina. The Board believes that Dr. Torti’s extensive experience in healthcare investing, as well as his clinical trial background, qualifies him to serve on the Board.

Eric Venker, M.D., Pharm.D., age 33, has served as a member of the Board since February 2020. Dr. Venker has served as Chief Operating Officer of RSI since November 2018. From October 2017 to October 2018, he served as Chief of Staff to RSI’s Chief Executive Officer, and from 2014 to 2015, as an Analyst at RSI. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the Housestaff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker also serves on the boards of directors of Arbutus Biopharma Corporation, Axovant Gene Therapies Ltd. and several private biopharmaceutical companies. He received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine. We believe that Dr. Venker’s medical background and experience in the biopharmaceutical industry qualify him to serve as a member of the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Family Relationships

There are no family relationships between the Board and any of our executive officers.

Director Independence and Controlled Company Exemption

We are a “controlled company” within the meaning of the listing rules of the Nasdaq Stock Market LLC, or Nasdaq. We will remain a “controlled company” so long as either more than 50% of the voting power for the election of directors is held by Roivant Sciences Limited, or RSL, or the directors elected by RSL as holder of the Series A Preferred Stock control all matters presented to its Board for a vote. As such, we intend to avail ourselves of the controlled company exemptions under the Nasdaq listing rules. As a controlled company, we will not be required to have a majority our Board comprised of “independent directors,” as defined under the Nasdaq listing rules, or to have a Compensation Committee or a Nominating and Corporate Governance Committee composed entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may continue to rely on these exemptions so long as we are allowed to as a “controlled company.”

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we comply with the requirements of Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Nasdaq listing rules, which rules require that our Audit Committee be composed of at least three members.

The Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board has determined that the following four directors are independent directors within the meaning of applicable rules and regulations of the SEC and Nasdaq listing rules: Messrs. Fromkin, Hughes and Migausky and Dr. Pande. Dr. Salzmann is not independent due to his position as Chief Executive Officer of Immunovant, and Drs. Torti and Venker are not independent due to their positions with RSI.

BOARD LEADERSHIP STRUCTURE

We believe that all members of the Board should have a voice in the affairs and the management of Immunovant. The Board believes that our stockholders are best served at this time by having a chairperson, who is an integral part of our Board structure and a critical aspect of effective corporate governance. Dr. Torti has served as ISL’s chairperson since June 2019 and has served as chairperson of the Board since the closing of the Business Combination in December 2019. Dr. Torti brings considerable skills and experience, as described above, to the role. While our Chief Executive Officer has primary responsibility for preparing the agendas for Board meetings, our chairperson has significant responsibilities, which are set forth in our corporate governance guidelines, and include, in part:

•	Establishing the agenda for regular Board meetings;

•

Coordinating with the committee chairs regarding meeting agendas and information requirements, and presiding over portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed;

•	Coordinating the activities of the other directors, and performing such other duties the Board may establish or delegate from time to time; and

•	Acting as principal liaison between the members of the Board and the Chief Executive Officer.

The active involvement of our independent directors, combined with the qualifications and significant responsibilities of our chairperson and other directors, provide balance on the Board and promote strong, independent oversight of our management and affairs.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board and each of its committees has an active role in overseeing management of Immunovant’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and our independent registered public accounting firm, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The Board met four times during the fiscal year ended March 31, 2020, including two times following the closing of the Business Combination in December 2019. The Audit Committee met four times during the fiscal year ended March 31, 2020, including two times following the closing of the Business Combination. The Compensation Committee met three times during the fiscal year ended March 31, 2020, all following the closing of the Business Combination. The Nominating and Corporate Governance Committee, which was formed in December 2019, did not meet during the fiscal year ended March 31, 2020. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the fiscal year ended March 31, 2020 for which he was a director or committee member.

Information Regarding Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information for the fiscal year ended March 31, 2020 for each of these Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance(1)
Frank M. Torti, M.D., M.B.A.			Ö		Ö
Andrew Fromkin	Ö		Ö	*
Douglas Hughes	Ö		Ö
George Migausky	Ö	*
Atul Pande, M.D.					Ö	*
Myrtle Potter(2)					Ö
Eric Venker, M.D., Pharm.D.					Ö
Pedro Granadillo(3)	Ö		Ö
Gotham Makker, M.D.(3)	Ö		Ö
Sukumar Nagendran, M.D.(3)
Roderick Wong, M.D.(3)

*	Committee Chairperson
(1)	The Nominating and Corporate Governance Committee was formed in December 2019.
(2)	Resigned from the Board in February 2020.
(3)	Resigned from the board of directors of HSAC in connection with the closing of the Business Combination in December 2019.

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board. The written charters of the committees are available to stockholders on the investors section of our website at www.immunovant.com. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee consists of Mr. Migausky, Mr. Fromkin and Mr. Hughes, with Mr. Migausky as the chairperson of the Audit Committee. The Audit Committee consists solely of directors who are independent under Nasdaq’s listing standards and meet the independence standards set forth in Rule 10A-3 of the Exchange Act. The Board has further determined that each of the members of the Audit Committee satisfies the financial literacy and sophistication requirements of the SEC and Nasdaq listing rules. In addition, the Board has determined that Mr. Migausky and Mr. Hughes each qualify as an Audit Committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

The principal duties and responsibilities, among others, of our Audit Committee include:

•

recommending whether to retain an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided by our independent auditor;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	overseeing our risk assessment and risk management processes;

•	reviewing and ratifying all related party transactions, based on the standards set forth in our related party transactions policy;

•	reviewing and discussing with management and the independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements;

•

conferring with management and the independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices;

•	making periodic reports to the Board regarding compliance matters, including reporting any substantial deviations from, or potential violations of, our compliance policies and procedures;

•	establishing internal reporting procedures for employees to confidentially report to our compliance officer any identified issues or questions regarding our compliance program; and

•	developing, recommending, reviewing and updating our compliance policies and procedures to ensure continued compliance with the current legal and regulatory landscape in which we operate.

Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Report of the Audit Committee of the Board

The Audit Committee has reviewed and discussed the audited financial statements for the year ended March 31, 2020 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Immunovant’s Annual Report on Form 10-K for the year ended March 31, 2020.

George Migausky (Chairperson)

Andrew Fromkin

Douglas Hughes

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Immunovant under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee consists of Mr. Fromkin, Mr. Hughes and Dr. Torti, with Mr. Fromkin as the chairperson of the Compensation Committee. The principal duties and responsibilities, among others, of our Compensation Committee include:

•

reviewing and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and

•	equity-based compensation, based on that evaluation;

•	review and recommend to the Board the compensation of other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our equity incentive plan and any employee benefit plans;

•	making recommendations to the Board regarding director compensation;

•	overseeing risks and exposures associated with executive and director compensation plans and arrangements;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•

preparing a Compensation Committee report on executive and director compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets from time to time in executive session. In addition, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Immunovant. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Immunovant, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the fiscal year ended March 31, 2020, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia as its compensation consultant. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy to execute that long-term strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Board has delegated authority to Dr. Salzmann, to whom it delegated authority to grant, without any further action required by the Compensation Committee, stock options and other equity incentives to employees who are not executive officers of Immunovant. The purpose of this delegation of authority is to enhance the flexibility of equity incentive administration within Immunovant and to facilitate the timely grant of equity incentives to non-executive officer employees, particularly new employees, within specified limits approved by the Compensation Committee or the Board.

The Compensation Committee has recommended most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first half of the calendar year, subject to final determination by the Board. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Immunovant’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Drs. Pande, Torti and Venker, with Dr. Pande as the chairperson of the Nominating and Corporate Governance Committee. The principal duties and responsibilities, among others, of our Nominating and Corporate Governance Committee include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•

recommending and overseeing the implementation of and monitoring compliance with, our corporate governance guidelines, and periodically reviewing and recommending any necessary or appropriate changes to our corporate governance guidelines;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing the periodic evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee evaluates director nominees for election to the Board by our stockholders at the annual meeting of stockholders in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee and the Board believe that such candidates should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates for election to the Board by the holders of our common stock, other factors will also be considered, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Immunovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee will consider the minimum Board membership criteria described above, as well as diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our business, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire at the annual meeting of stockholders, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates for election to the Board by holders of our common stock, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of director candidates for election to the Board by holders of our common stock. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board by holders of our common stock at an annual meeting of stockholders may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee, c/o Immunovant, Inc., 320 West 37th Street, New York, New York 10018, Attn: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include, among other things, the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, complete biographical information, a description of the proposed candidate’s qualifications as a director, and such other information as required by our amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.immunovant.com. We will disclose any amendments to the Code of Conduct, or any waivers of our requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of our directors who serve as a member of our Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any other entity that has one or more executive officers serving on the Board or Compensation Committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.

CORPORATE GOVERNANCE GUIDELINES

The Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the investors section of our website at www.immunovant.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Immunovant and its stockholders.

The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of WithumSmith+Brown, PC

In connection with the closing of the Business Combination on December 18, 2019, WithumSmith+Brown, PC, or Withum, was dismissed as our independent registered accounting firm. This decision was approved by the Board.

Withum’s report on HSAC’s financial statements as of December 31, 2018 and for the period from December 6, 2018 (HSAC’s inception) through December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Withum’s engagement by HSAC, and the subsequent interim period preceding Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Withum’s engagement and the subsequent interim period preceding Withum’s dismissal.

We provided Withum with a copy of the disclosures it made pursuant to Item 4.01 in our Current Report on Form 8-K filed with the SEC on December 20, 2019, and requested that Withum furnish a letter addressed to the SEC, which is filed as Exhibit 16.1 to such Current Report on Form 8-K, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Appointment of Ernst & Young LLP

In connection with the closing of the Business Combination on December 18, 2019, the Board approved the appointment of Ernst & Young LLP as our independent registered accounting firm. Ernst & Young LLP served as the independent registered accounting firm for ISL.

During the period from December 6, 2018 (HSAC’s inception) through December 31, 2018 and the subsequent interim period preceding the engagement of Ernst & Young LLP , HSAC did not consult Ernst & Young LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on HSAC’s financial statements, and neither a written report was provided to HSAC or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by HSAC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As described above, Ernst & Young LLP was appointed as our independent registered accounting firm in December 2019, upon the dismissal of Withum. Ernst & Young LLP has audited the financial statements of ISL since 2018. ISL was determined to be the accounting acquirer in the Business Combination resulting in a change to the combined company’s fiscal year to March 31, effective as of the closing of the Business Combination. The fees of Ernst & Young LLP presented below are not representative of the fees to be billed by Ernst & Young LLP for Immunovant as a public company, but are presented solely to provide our stockholders with a basis to understand our historical relationship with Ernst & Young LLP.

The following tables present the aggregate fees billed by Ernst & Young LLP and Withum to us (including ISL, in the case of Ernst & Young LLP) for the years ended March 31, 2020 and 2019.

Ernst & Young LLP

	Year Ended March 31,
	2020	2019
	(in thousands)
Audit Fees(1)	$977	$467
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$977	$467

(1)

Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters.

Withum

	Year Ended March 31,
	2020	2019
	(in thousands)
Audit Fees(1)	$68	$19
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$68	$19

(1)

Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters.

All fees incurred subsequent to the closing of the Business Combination in December 2019 were pre-approved by our Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Immunovant’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

EXECUTIVE OFFICERS

As used in this section, “Immunovant” refers collectively to (i) ISL prior to the closing of the Business Combination, (ii) its wholly owned subsidiary, IMVT Corporation (formerly Immunovant, Inc.), and (iii) Immunovant, Inc. after the closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of IMVT Corporation became executive officers of Immunovant, Inc.

Immunovant’s executive officers as of June 30, 2020:

Name	Age	Position
Peter Salzmann, M.D., M.B.A.	53	Chief Executive Officer and Director
Pamela Yanchik Connealy, M.B.A.	58	Chief Financial Officer
Julia G. Butchko, Ph.D.	49	Chief Development and Technology Officer
W. Bradford Middlekauff, J.D.	59	General Counsel and Secretary

Pamela Yanchik Connealy, M.B.A. has served as Immunovant’s Chief Financial Officer since November 2019. From August 2018 to November 2019, Ms. Connealy served as the Chief Financial Officer, Chief Operating Officer and Chief Human Resources Officer of Kiva Microfunds, a San Francisco based nonprofit organization. From April 2014 to June 2018, Ms. Connealy served as Global Head of Talent at The Bill & Melinda Gates Foundation focused on talent management, compensation, benefits, and global mobility. From March 2012 to November 2013, she served as Vice President of Business Operations at Salesforce, a software company, and from March 2002 to April 2010, Ms. Connealy served as Vice President and Corporate Officer at Genentech, a biotechnology company, with roles including Chief Financial Officer of Research & Development, Global Head of Procurement and other Commercial and Technology roles. Ms. Connealy currently serves as a member of the board of directors and Chair of the Audit Committee of Orchestra BioMed, Inc., a biotechnology company. Ms. Connealy earned a B.S. in Chemistry from Gannon University and an M.B.A in Finance from the University of St. Thomas in Houston, Texas.

Julia G. Butchko, Ph.D. has served as Immunovant’s Chief Development and Technology Officer since October 2019. From March 2018 to June 2019, she served as the Chief of Staff for the BioMedicine’s Business Unit at Eli Lilly and Company, a pharmaceutical company, where she was responsible for Immunology and Neurology Strategy and Operations. From June 2014 to May 2016, Dr. Butchko was the Vice President of Oncology Portfolio Management and Clinical Development, and from September 2012 to May 2014, she participated in a rotational program completing assignments in Autoimmune Market Research and Men’s Health Marketing. She also served as Senior Director of Biologics and Device Project Management in Lilly’s Research and Development organization from July 2009 to September 2012. Dr. Butchko earned a B.S. in Chemistry from the State University of New York, College at Fredonia, a Ph.D. in Chemistry from Pennsylvania State University and a Business Certificate from the Kelley School of Business at Indiana University.

W. Bradford Middlekauff, J.D. has served as Immunovant’s General Counsel and Secretary since April 2019. From October 2015 to April 2019, he served as Senior Vice President, General Counsel and Secretary of PDS Biotechnology Corporation (formerly known as Edge Therapeutics, Inc.), a publicly traded biotechnology company. From October 2014 to October 2015, Mr. Middlekauff was Executive-in-Residence at Princeton University. From December 2008 to August 2013, Mr. Middlekauff was Chief Legal Officer, General Counsel and Secretary at Kolltan Pharmaceuticals, Inc., where he also ran the business development function. From March 2000 to April 2008, he was Senior Vice President, General Counsel and Secretary of Medarex, Inc., a publicly traded biotechnology company. Mr. Middlekauff serves on the board of directors of ProteoDesign, S.L., a privately-held biotechnology company based in Barcelona, Spain. Mr. Middlekauff earned a B.A. in Political Science from Brown University and a J.D. from Yale Law School.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2020 by:

•	each director or nominee for director;

•	each named executive officer;

•	all current executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 81,811,727 shares outstanding on June 30, 2020, adjusted as required by rules promulgated by the SEC.

Unless otherwise indicated below, the business address of each of the individuals or entities listed in in the following table is 320 West 37th Street, New York, New York 10018.

Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Roivant Sciences Ltd.(1)	47,223,419	57.7%
Entities affiliated with RTW(2)	4,426,106	5.4
Peter Salzmann, M.D., M.B.A.	—	—
Pamela Yanchik Connealy, M.B.A.	—	—
Julia G. Butchko, Ph.D.	—	—
W. Bradford Middlekauff, J.D.	—	—
Frank M. Torti, M.D.	—	—
Andrew Fromkin	—	—
Douglas Hughes	—	—
George Migausky(3)	20,000	*
Atul Pande, M.D.	—	—
Eric Venker, M.D.	—	—
All current directors and executive officers as a group (10 individuals)	20,000	*

*	Less than 1%.
(1)

As reported on a Schedule 13D/A filed by RSL on May 15, 2020. Consists of shares of common stock directly held by RSL and includes 10,000 shares of common stock issuable upon conversion of the shares of Series A Preferred Stock held by RSL. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into one share of common stock. RSL owns all of the authorized and outstanding shares of Series A Preferred Stock and is entitled to elect a specified number of directors to the Board. RSL is governed by a board of directors consisting of Sakshi Chhabra, Andrew Lo, Patrick Machado, Keith Manchester, M.D., Daniel Gold, Ilan Oren, Masayo Tada and Vivek Ramaswamy. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The principal business address of RSL is Suite 1, 6th Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

(2)

As reported on a Schedule 13G/A filed by Roderick Wong, M.D. on April 4, 2020. Consists of shares owned by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited. Roderick Wong, M.D. has voting and dispositive power over the shares owned by the RTW Entities. The principal business address of the RTW Entities is 412 West 15th Street, Floor 9, New York, New York 10011.

(3)	Includes 20,000 shares of common stock that are held of record by Health Sciences Holdings, LLC, the Sponsor.

EXECUTIVE COMPENSATION

Our named executive officers for the fiscal year ended March 31, 2020, which we refer to as fiscal year 2019, were:

•	Peter Salzmann, M.D., M.B.A., our Chief Executive Officer;

•	Pamela Yanchik Connealy, M.B.A., our Chief Financial Officer;

•	Robert K. Zeldin, M.D., FAAAAI, our Former Chief Medical Officer; and

•	Roderick Wong, M.D., Former Chief Executive Officer of HSAC.

Summary Compensation Table

The following table shows for the periods presented all of the compensation earned by or paid to our named executive officers:

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Peter Salzmann, M.D., M.B.A.(3)	2019	$361,010	$500,000	(4)	$7,721,344	$224,480	$—		$8,806,834
Chief Executive Officer	2018	—	—		—	—	—		—

Pamela Yanchik Connealy, M.B.A.(5)	2019	147,618	—		2,437,762	61,233	129,321	(6)	2,775,934
Chief Financial Officer	2018	—	—		—	—	—		—

Robert K. Zeldin, M.D., FAAAAI(7)	2019	283,194	85,000	(4)	2,509,809	—	—		2,878,003
Former Chief Medical Officer	2018	—	—		—	—	—		—

Roderick Wong, M.D.(8)	2019	—	—		—	—	—		—
Former Chief Executive Officer of HSAC	2018	—	—		—	—	—		—

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to such named executive officers during fiscal year 2019 under the 2018 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)

Represents the pro rata portion of the fiscal year 2019 annual cash bonus awarded to Dr. Salzmann and Ms. Connealy based on the achievement of overall company performance criteria and individual performance criteria as determined by the Board. Dr. Zeldin was not eligible to receive a bonus for fiscal year 2019.

(3)	Dr. Salzmann joined ISL in June 2019.
(4)	Amount represents a signing bonus.
(5)	Ms. Connealy joined ISL in November 2019.
(6)	Amount represents reimbursement of relocation expenses of $75,000 and related tax gross-up of $54,321.
(7)	Dr. Zeldin joined ISL in July 2019. The employment of Dr. Zeldin was terminated by Immunovant on April 7, 2020 for what Immunovant found to be actions inconsistent with its Human Resources policies.
(8)

Dr. Wong did not receive any compensation for his services during fiscal year 2018 or 2019. Dr. Wong resigned as Chief Executive Officer of HSAC upon the closing of the Business Combination in December 2019.

Outstanding Equity Awards at March 31, 2020

The following table shows certain information regarding outstanding equity awards held by each of our named executive officers at March 31, 2020:

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price	Option Grant Date	Option Expiration Date
Peter Salzmann, M.D., M.B.A.	—	1,479,043	$7.86	06/20/2019	06/19/2029
Chief Executive Officer

Pamela Yanchik Connealy, M.B.A.	—	433,588	8.43	11/20/2019	11/19/2029
Chief Financial Officer

Robert K. Zeldin, M.D., FAAAAI(3)	—	380,325	7.86	07/29/2019	07/28/2029
Former Chief Medical Officer

Roderick Wong, M.D.	—	—	—	—	—
Former Chief Executive Officer of HSAC

(1)

All of these options were granted under ISL’s 2018 Plan and, in connection with the Business Combination pursuant to which HSAC acquired 100% of the issued and outstanding shares of ISL, such options were assumed by HSAC and converted into options to purchase shares of our common stock. The number of shares set forth herein gives effect to this conversion.

(2)

25% of the shares underlying each of these options vests on the first anniversary of the grant date, and the remainder vests in 12 equal quarterly installments thereafter, subject to the named executive officer’s continuous service as of each such vesting date. In the event of a change in control all such options will immediately vest in full and become exercisable.

(3)

In connection with Dr. Zeldin’s termination of employment on April 7, 2020, he executed a lock-up agreement with us for 18 months, and we vested an aggregate of 71,316 shares of common stock underlying his outstanding options. Dr. Zeldin forfeited all other outstanding options.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during fiscal year 2019.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during fiscal year 2019.

Employment Arrangements

We have employment agreements with each of our named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. In addition, each of our named executive officers has executed our standard employee non-disclosure, invention assignment and restrictive covenant agreement. Prior to the closing of the Business Combination, HSAC did not enter into any employment agreements with its executive officers, including Dr. Wong, and did not make any agreements to provide benefits upon termination of employment.

Peter Salzmann, M.D., M.B.A.

In May 2019, we entered into an employment agreement with Dr. Salzmann, our Chief Executive Officer. The agreement provides for an annual base salary of $450,000 and a signing bonus of $500,000. Dr. Salzmann is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 50% of his base salary. He was also entitled to reimbursement of relocation expenses of up to $75,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $75,000 cap).

If we terminate Dr. Salzmann without “cause” or he resigns for “good reason” (each, as defined in his employment agreement), then, subject to Dr. Salzmann executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to 12 months of his annual base salary, and (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of his termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Dr. Salzmann without cause or he resigns for good reason within 12 months following a “change in control” (as defined in ISL’s 2018 Plan), then, subject to Dr. Salzmann executing and not revoking a general release of all claims, he will be entitled to (1) an amount equal to 1.5 times the sum of his then-current annual base salary and his target annual performance bonus (calculated at 50% of his then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 18 months following termination or resignation, with such aggregate amount payable in equal installments over the 18-month period following the date of his termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

Pamela Yanchik Connealy, M.B.A.

In October 2019, we entered into an employment agreement with Ms. Connealy, our Chief Financial Officer. The agreement provides for an annual base salary of $375,000. Ms. Connealy is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of her base salary. She was also entitled to reimbursement of relocation expenses of up to $75,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $75,000 cap), which is reflected in the Summary Compensation Table above.

If we terminate Ms. Connealy without “cause” or she resigns for “good reason” (each, as defined in her employment agreement), then, subject to Ms. Connealy executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to nine months of her annual base salary, and (2) continuation of health insurance coverage under COBRA, grossed up for taxes, for up to nine months following termination or resignation, with such aggregate amount payable in equal installments over the nine-month period following the date of her termination or resignation in accordance with customary payroll practices.

In addition, if we terminate Ms. Connealy without cause or she resigns for good reason within 12 months following a “change in control” (as defined in ISL’s 2018 Plan), then, subject to Ms. Connealy executing and not revoking a general release of all claims, she will be entitled to (1) an amount equal to the sum of her then-current annual base salary and her target annual performance bonus (calculated at 40% of her then-current base salary), (2) continuation of health insurance coverage under COBRA for up to 12 months following termination or resignation, with such aggregate amount payable in equal installments over the 12-month period following the date of her termination or resignation in accordance with customary payroll practices, and (3) acceleration of any time-vested equity awards outstanding on the resignation or termination date.

Robert K. Zeldin, M.D., FAAAAI

In July 2019, we entered into an employment agreement with Dr. Zeldin, our Chief Medical Officer. The agreement provides for an annual base salary of $400,000 and a signing bonus of $85,000. Dr. Zeldin is also eligible to earn an annual discretionary cash bonus, with a target bonus opportunity equal to 40% of his base salary. He was also entitled to reimbursement of relocation expenses of up to $50,000 in actual costs incurred, subject to a gross-up for applicable taxes (exclusive of the $50,000 cap).

The employment of Dr. Zeldin was terminated by Immunovant on April 7, 2020 for what Immunovant found to be actions inconsistent with its Human Resources policies. In connection with such termination, we entered into a separation agreement under which Dr. Zeldin agreed to a general release of claims. Pursuant to this agreement, Dr. Zeldin will receive (1) continued payments of his current base salary on regular payroll dates through July 7, 2020 and (2) continuation of health insurance coverage under COBRA for up to 12 months following April 7, 2020, with such aggregate amount payable in equal installments over the 12-month period following the date of his termination in accordance with customary payroll practices. We also agreed to waive any right to recover his $85,000 one-time signing bonus. In addition, Dr. Zeldin entered into a lock-up agreement with us for 18 months, and we vested an aggregate of 71,316 shares of common stock underlying his outstanding options. Dr. Zeldin forfeited all other outstanding options. Dr. Zeldin remains party to our standard employee non-disclosure, invention assignment and restricted covenant agreement.

EQUITY COMPENSATION PLANS AT MARCH 31, 2020

The following table shows certain information with respect to all of our equity compensation plans in effect as of March 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	3,873,888	$8.33	5,283,520	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	3,873,888	$8.33	5,283,520

(1)

The equity compensation plans approved by security holders are described in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020 and include the 2019 Equity Incentive Plan, or the 2019 Plan, and ISL’s 2018 Equity Incentive Plan, or the 2018 Plan, which was approved by ISL’s shareholders.

(2)

Includes 5,283,520 shares of common stock available for future issuance under the 2019 Plan as of March 31, 2020. As of the effective date of the 2019 Plan, no further stock awards have been or will be made under the 2018 Plan.

(3)

The reserve for shares available under the 2019 Plan automatically increases on April 1st each year, through and including April 1, 2029, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding month, or a lesser number of shares as determined by the Board.

DIRECTOR COMPENSATION

The below table sets forth information regarding compensation earned by or paid to our directors for fiscal year 2019.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Frank M. Torti, M.D., M.B.A.(4)	$49,616	$808,880	$858,496
Andrew Fromkin(5)	13,134	429,944	443,078
Douglas Hughes(5)	11,798	429,944	441,742
George Migausky	2,589	—	2,589
Atul Pande, M.D.(5)	9,288	429,944	439,232
Myrtle Potter(6)	29,095	420,571	449,666
Eric Venker, M.D., Pharm.D.(7)	—	—	—
Pedro Granadillo(8)	—	—	—
Gotham Makker, M.D.(8)	—	—	—
Sukumar Nagendran, M.D.(8)	—	—	—

(1)

Includes fees paid in cash by ISL, as well as fees paid by Immunovant, Inc. No cash or other compensation was paid to any individual for his or her service to the board of directors of HSAC prior to the closing of the Business Combination.

(2)

Amounts represent the aggregate grant date fair value of stock options granted to our directors during fiscal year 2019 under the 2018 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020 This amount does not reflect the actual economic value that may be realized by the director. In the case of Ms. Potter, the amount takes into account the accelerated vesting of her award in connection with her resignation. All of these options were granted under the 2018 Plan and, in connection with the Business Combination, such options were assumed by HSAC and converted into options to purchase shares of our common stock. The number of shares set forth herein gives effect to this conversion.

(3)	As of March 31, 2020, our directors held the following option awards:

Name	Number of Option Awards
Frank M. Torti, M.D., M.B.A.	153,763
Andrew Fromkin	77,181
Douglas Hughes	77,181
George Migausky	—
Atul Pande, M.D.	77,181
Myrtle Potter	68,809
Eric Venker, M.D., Pharm.D.	—
Sukumar Nagendran, M.D.	—
Pedro Granadillo	—
Gotham Makker, M.D.	—

(4)

In June and July 2019, we issued to Dr. Torti options to purchase 137,617 shares, and 893 shares, respectively, of our common stock each with an exercise price of $7.86 per share. In October and November 2019, we issued to Dr. Torti options to purchase 11,488 shares and 3,765 shares, respectively, of our common stock each with an exercise price of $8.43 per share. These options vest over four years, with 25% of the shares underlying such options vesting on the first anniversary of the grant date, and the remainder vesting in 12 equal quarterly installments thereafter. In the event of a change in control all such options will immediately vest in full and become exercisable.

(5)

In November 2019, we issued to each of Mr. Fromkin, Mr. Hughes and Dr. Pande an option to purchase 77,181 shares of our common stock with an exercise price of $8.43 per share. These options vest over three years, with 1/3 of the shares underlying the option vesting on each of the first, second and third anniversaries of the vesting commencement date. In the event of a change in control all such options will immediately vest in full and become exercisable.
(6)

In June and July 2019, we issued to Ms. Potter options to purchase 137,617 shares, and 893 shares, respectively, of our common stock each with an exercise price of $7.86 per share. In October and November 2019, we issued to Ms. Potter options to purchase 11,488 shares and 3,765 shares, respectively, of our common stock each with an exercise price of $8.43 per share. These options vest over four years, with 25% of the shares underlying such options vesting on the first anniversary of the grant date, and the remainder vesting in 12 equal quarterly installments thereafter. Ms. Potter resigned from the Board in February 2020 and in recognition of Ms. Potter’s service to us, we accelerated the vesting of 68,809 unvested options, or 50% of the initial option grant awarded to Ms. Potter, which amount was equal to the number of shares that would have vested pursuant to the terms of such option had Ms. Potter’s service continued through the two-year anniversary of the grant date. All other options held by Ms. Potter were forfeited.

(7)	Dr. Venker was appointed to the Board in February 2020.
(8)	Mr. Granadillo and Drs. Makker and Nagendran resigned from the board of directors of HSAC upon the closing of the Business Combination in December 2019.

We also reimburse our directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since April 1, 2018, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation” and “Director Compensation.”

Sponsor Shares

In December 2018, Health Sciences Holdings, LLC, initially a holder of more than 5% of our capital stock, or the Sponsor, purchased an aggregate of 2,875,000 shares for an aggregate purchase price of $25,000.

The Sponsor purchased from HSAC an aggregate of 10,000,000 warrants, or the private warrants, at $0.50 per private warrant (for a total purchase price of $5,000,000), with each warrant exercisable for one share of common stock at an exercise price of $11.50 per share simultaneously with the closing of HSAC’s initial public offering in May 2019. Pursuant to the Share Exchange Agreement, all of the private warrants were canceled upon the closing of the Business Combination.

Sponsor Restricted Stock Agreement

In accordance with the restricted stock agreement, dated September 29, 2019, by and between HSAC and the Sponsor, the Sponsor subjected 1,800,000 shares of its common stock to potential forfeiture in the event that the Milestones (as defined below) are not achieved. In the event of an Acceleration Event (as defined below), all of such shares will vest and no longer be subject to forfeiture, unless in a change of control, the value of the consideration to be received in exchange for one share of common stock is lower than the applicable Milestone share price thresholds. Any shares that have not vested on or prior to March 31, 2025 will be forfeited by the Sponsor after such date. See “Earnout Payments” below for a further description of the Milestones and Acceleration Events. Upon achievement of the first Milestone and pursuant to the Sponsor Restricted Stock Agreement, 900,000 shares of the Sponsor Restricted Shares vested and are no longer subject to forfeiture.

Registration Rights

We have entered into an amended and restated registration rights agreement which provides certain holders of our securities registration rights with respect to such securities. In May 2019, HSAC entered into a registration rights agreement with the Sponsor, pursuant to which the Sponsor was granted certain rights relating to the registration of securities of HSAC held by the Sponsor.

In September 2019, HSAC, the Sponsor and the Sellers entered into an amended and restated registration rights agreement, or the Registration Rights Agreement, which became effective as of the closing of the Business Combination. Under the Registration Rights Agreement, the Sponsor and the Sellers hold registration rights that obligate us to register for resale under the Securities Act all or any portion of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Sponsor and the Sellers. Each of the Sponsor, RSL and stockholders holding a majority-in-interest of all such Registrable Securities will be entitled to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities, so long as such shares are not then restricted under the lock-up agreements described above. Subject to certain exceptions, if we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we will give notice to the Sponsor and the Sellers as to the proposed filing and offer such stockholders an opportunity to register the resale of such number of their Registrable Securities as they request in writing, subject to certain exceptions. In addition, subject to certain exceptions, such stockholders will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of their Registrable Securities on Form S-3 or any other registration statement that may be available at such time.

Earnout Payments

The Sellers are entitled to receive up to an additional 20,000,000 shares of common stock, or the Earnout Shares, after the closing of the Business Combination, if the volume-weighted average price of our common stock equals or exceeds the following prices for any 20 trading days within any 30 trading-day period, or the Trading Period, following the closing of the Business Combination: (1) during any Trading Period prior to March 31, 2023, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $17.50 per share; and (2) during any Trading Period prior to March 31, 2025, 10,000,000 Earnout Shares upon achievement of a volume-weighted average price of at least $31.50 per share, each, a Milestone. On May 12, 2020, the first Milestone was achieved and as a result we issued an aggregate of 10,000,000 shares of common stock to the Sellers.

In the event that after closing of the Business Combination and prior to March 31, 2025, (i) we experience a change of control, (ii) any liquidation, dissolution or winding up is initiated with respect to us, (iii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against us, or (iv) we make an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, each, an Acceleration Event, then any Earnout Shares that have not been previously issued by us (whether or not previously earned) shall be deemed earned and due by to the Sellers, unless in a change of control, the value of the consideration to be received in exchange for a share is lower than the applicable Milestone share price thresholds described above.

ISL Financing Transactions

On December 28, 2018, RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Entities, entities controlled by officers and directors of HSAC, purchased 2,604,166 shares of ISL, which represented at the time of investment approximately 3% interest in ISL, in exchange for approximately $10.0 million. On August 1, 2019, the RTW Entities made an additional $25.0 million investment in ISL in exchange for two promissory notes or the Promissory Notes. On September 26, 2019, $2.5 million aggregate principal amount of the Promissory Notes issued to the RTW Entities was repaid, and the accrued interest on such principal amount was forgiven. The remaining aggregate principal amount of the Promissory Notes automatically converted immediately prior to the consummation of the Business Combination into shares of ISL exchangeable for an aggregate of 2,250,000 shares of our common stock upon the closing of the Business Combination. All interest under the Promissory Notes was waived and cancelled immediately prior to the closing of the Business Combination.

On June 11, 2019, ISL issued an interest-free promissory note to RSL in the amount of $5.0 million, which was due and payable at the earlier of December 12, 2019 or upon demand by RSL. Subsequently, on August 7, 2019, ISL cancelled this note and entered into a promissory note with RSL in the amount of $5.0 million under the same terms as the Promissory Notes. On September 26, 2019, ISL repaid $2.5 million of the principal amount of the Promissory Note issued to RSL, and the accrued interest on such amount was forgiven. The remaining aggregate principal amount of the Promissory Note issued to RSL automatically converted immediately prior to the consummation of the Business Combination into shares of ISL exchangeable for an aggregate of 250,000 shares of our common stock upon the closing of the Business Combination. All interest under this Promissory Note was waived and cancelled immediately prior to the closing of the Business Combination.

In July 2019, ISG issued a promissory note to RSL in the amount of $2.9 million with a 180-day term. The promissory note does not have a stated interest rate and is payable on demand upon the expiration of the term. In May 2020, the promissory note was fully repaid.

HanAll Agreement Assignment and Sublicense

In December 2018, ISL obtained and assumed all rights, title, interest and obligations under the HanAll Agreement from RSG, including all rights to IMVT-1401 (also known as RVT-1401) from RSG in the Licensed

Territory, pursuant to an assignment and assumption agreement between RSG and our wholly owned subsidiary, ISG, for an aggregate purchase price of $37.8 million plus value-added tax of $2.9 million.

Affiliate Services Agreements

ISL has entered into services agreements with each of RSI and RSG, wholly owned subsidiaries of our controlling stockholder RSL, each as further described below. Pursuant to these services agreements, for the period from ISL’s formation through March 31, 2019, ISL incurred expenses of $1.4 million, inclusive of the mark-up under these agreements.

Roivant Sciences, Inc. Services Agreement

Effective as of August 20, 2018, ISL and its wholly owned subsidiaries, IMVT Corporation (formerly Immunovant, Inc.) and ISG, entered into a services agreement with RSI, a wholly owned subsidiary of RSL, or the RSI Services Agreement, pursuant to which RSI provides ISL with various services, including, but not limited to, services related to development, administrative and financial activities. We expect that our reliance on RSI will decrease over time as we and our subsidiaries continue to hire the necessary personnel to manage the development and potential commercialization of IMVT-1401 or any future product candidates.

Under the terms of the RSI Services Agreement, we are obligated to pay or reimburse RSI for the costs we, or third parties acting on our behalf, incur in providing services to us. In addition, we are obligated to pay to RSI a pre-determined mark-up on costs incurred by us in connection with any general and administrative and support services as well as research and development services.

Administrative and support services include, but are not limited to, payroll, general administrative, corporate and public relations, investor relations, financial marketing, activities in connection with raising capital, accounting, tax, health, safety, environmental and regulatory affairs, staffing and recruiting, benefits, information and technology services, purchasing and legal services. Research and development services include, but are not limited to, drug discovery and development from target identification through regulatory approval.

Under the RSI Services Agreement, RSI has agreed to indemnify ISL, IMVT Corporation and ISG, and each our respective officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the RSI Services Agreement, subject to certain limitations set forth in the RSI Services Agreement. In addition, ISL, IMVT Corporation and ISG have agreed to indemnify RSI and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the RSI Services Agreement, subject to certain limitations set forth in the RSI Services Agreement. Such indemnification obligations will not exceed the payments made by ISL, by IMVT Corporation and by ISG under the RSI Services Agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of the RSI Services Agreement will continue until terminated upon 90 days’ written notice by RSI or by either IMVT Corporation or ISG with respect to the services either such party receives thereunder.

Roivant Sciences GmbH Services Agreement

Effective as of August 20, 2018, ISG entered into a services agreement with RSG, a wholly owned subsidiary of RSL, or the RSG Services Agreement, pursuant to which RSG provides ISG with various services, including, but not limited to, services related to development, administrative and financial activities. We expect that reliance on RSG by ISG will decrease over time as ISG hires the necessary personnel to manage the development and potential commercialization of IMVT-1401 or any future product candidates.

Under the terms of the RSG Services Agreement, ISG is obligated to pay or reimburse RSG for the costs it, or third parties acting on its behalf, incur(s) in providing services to ISL. In addition, ISG is obligated to pay to RSG a pre-determined mark-up on costs incurred by it in connection with any general and administrative and support services as well as research and development services.

Administrative and support services include, but are not limited to, payroll, general administrative, corporate and public relations, investor relations, financial marketing, activities in connection with raising capital, accounting and auditing, tax, health, safety, environmental and regulatory affairs, staffing and recruiting, benefits, information and technology services, purchasing and legal services. Research and development services include, but are not limited to drug discovery and development from target identification through regulatory approval.

Under the RSG Services Agreement, RSG has agreed to indemnify ISG, and each of its officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the RSG Services Agreement, subject to certain limitations set forth in the RSG Services Agreement. ISG has also agreed to indemnify RSG and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the RSG Services Agreement, subject to certain limitations set forth in the RSG Services Agreement. Such indemnification obligations will not exceed the payments made by ISG under the RSG Services Agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of the RSG Services Agreement will continue until terminated by RSG or ISG upon 90 days’ written notice.

RSL Information Sharing and Cooperation Agreement

In December 2018, ISL entered into an amended and restated information sharing and cooperation agreement, or the Cooperation Agreement, with RSL. The Cooperation Agreement, among other things: (1) obligates ISL to deliver to RSL periodic financial statements and other information upon reasonable request and to comply with other specified financial reporting requirements; (2) requires ISL to supply certain material information to RSL to assist it in preparing any future SEC filings; and (3) requires ISL to implement and observe certain policies and procedures related to applicable laws and regulations. ISL has agreed to indemnify RSL and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with RSL’s status as a stockholder under the Cooperation Agreement and the operations of or services provided by RSL or its affiliates or their respective officers, employees or directors to ISL or any of our subsidiaries, subject to certain limitations set forth in the Cooperation Agreement. No amounts have been paid or received under this agreement; however, ISL believes this agreement is material to our business and operations.

Subject to specified exceptions, the Cooperation Agreement will terminate upon the earlier of (1) the mutual written consent of the parties or (2) the later of when RSL is no longer (a) required by GAAP to consolidate our results of operations and financial position, account for its investment in ISL under the equity method of accounting or, by any rule of the SEC, include our separate financial statements in any filings it may make with the SEC and (b) has the right to elect directors constituting a majority of the Board.

RSI Subleases

In June 2020, we entered into two sublease agreements with RSI for the two floors of the building we currently occupy as our headquarters in New York City. The subleases will expire on February 27, 2024 and April 29, 2024, respectively, and have scheduled rent increases each year. The future operating lease payments under both sublease agreements is $4.3 million over a lease period of approximately four years.

Employment Arrangements

Prior to the Business Combination, each of our executive officers was employed by our wholly owned subsidiary, IMVT Corporation (formerly Immunovant, Inc.), and provides services to ISL pursuant to an inter-company services agreement between ISL and IMVT Corporation and ISG. Each of our executive officers has an employment agreement with us that sets forth the initial terms and conditions of employment.

Indemnification Agreements

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including RSL, and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Conduct our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Immunovant stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Secretary at (917) 580-3099 or send a written request to: Secretary at Immunovant, Inc., 320 West 37th Street, New York, New York 10018. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

W. Bradford Middlekauff General Counsel and Secretary

July 9, 2020

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended March 31, 2020 is available without charge upon written request to: Secretary, Immunovant, Inc., 320 West 37th Street, New York, New York 10018.

IMMUNOVANT, INC. 320 WEST 37TH STREET NEW YORK, NY 10018 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on August 18, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/IMVT2020    You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on August 18, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D19699-P41852 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IMMUNOVANT, INC. The Board of Directors recommends you vote FOR ALL of the following director nominees: 1. Election of three directors, each to hold office until our 2021 Annual Meeting of Stockholders:    Nominees:    01) Peter Salzmann, M.D., M.B.A. 02) Andrew Fromkin 03) George Migausky For All Withhold All Except For All    To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:    The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    D19700-P41852    IMMUNOVANT, INC. Annual Meeting of Shareholders August 19, 2020 1:00 PM EDT This proxy is solicited by the Board of Directors    The shareholder(s) hereby appoint(s) Peter Salzmann, M.D., M.B.A. and W. Bradford Middlekauff, J.D., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of IMMUNOVANT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM EDT on August 19, 2020, via www.virtualshareholdermeeting.com/IMVT2020, and any adjournment or postponement thereof.    This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    Continued and to be signed on reverse side